Exhibit 5.1

1401 Lawrence Street, Suite 2300, Denver, CO 80202 • 303-572-9300

November 3, 2023

Board of Directors

McEwen Mining Inc.

150 King Street West, Suite 2800

Toronto, Ontario, Canada M5H 1J9

Re:      McEwen Mining Inc. -- Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel to McEwen Mining Inc., a Colorado corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offering of up to an aggregate of 1,250,000 shares of Common Stock, no par value per share, of the Company (the “Shares”), which Shares are issuable pursuant to the Amended and Restated McEwen Mining Inc. Equity Incentive Plan, as amended (the “Plan”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to the authentic original documents of all documents submitted to us as copies (including electronic copies). We have also assumed that the Company has and will have sufficient authorized but unissued and unreserved shares of common stock available for issuance as provided in the Registration Statement. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based, as to matters of law, solely on the Colorado Business Corporation Act, as amended. We express no opinion herein as to any other statutes, rules, or regulations.

Based upon, subject to, and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares pursuant to the terms of the Plan, and (iii) receipt by the Company of the consideration, if any, for the Shares specified in the applicable resolutions of the Board of Directors or a duly authorized committee thereof, the Plan, and any underlying award agreements or letters, the Shares will be validly issued, fully paid, and nonassessable.

This opinion has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

Very truly yours,

/s/ Polsinelli PC
POLSINELLI PC

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